EXHIBIT 10.23


             FIRST AMENDMENT TO EMPLOYMENT AGREEMENT - BRAD PETERS


      This First Amendment to Employment Agreement - Brad Peters (this "First Amendment") is made effective as of September 1, 2005 and is entered into by and between Integrated Performance Systems, Inc., a New York corporation (the "Company") and Brad Peters (the "Employee").

      WHEREAS, the Company and the Employee have entered into that certain Employment Agreement - Brad Peters dated effective as of November 30, 2004 (the "Base Agreement"); and

      WHEREAS, the parties hereto desire to amend and supplement certain of the terms and provisions of the Base Agreement.

      NOW THEREFORE, for and in consideration of the mutual covenants herein contained, it is hereby agreed as follows:


      1. Section 3.A. of the Base Agreement is amended to increase the base salary of the Employee from $85,000 per year to $120,000 per year, effective with the payroll commencing on September 1, 2005.

      2. Section 3 is hereby amended to provide a new subsection E, which new subsection E will be as follows:

      E.   Bonus

           Commencing with the fiscal year ending July 31, 2006, the Employee shall participate in a Company Management Incentive Plan, as approved and amended by the Board from time to time, and which is designed to deliver an annual bonus consistent with current levels established for this position by the Board. Employee shall periodically meet with the Board to establish quantitative and qualitative initiatives and objectives for the purpose of assessing the amount of bonus to be paid to Employee at the end of the associated bonus period. Bonus for the remaining term of this Agreement shall be a percentage (the "bonus percentage") of the "bonus base amount."

           The "bonus base amount" is the annual revenue of the Company for the previous fiscal year, less expenses associated with tooling and testing. The applicable bonus percentages are as follows:

              Bonus Base Amount         Bonus Percentages
              -----------------         -----------------
              $0  - $20 million                  0%
              $20 - $30 million                0.2%
              $30 - $40 million                0.1%
              Over $40 million                0.05%

           The bonus amount calculated pursuant to the above shall be paid in four (4) equal quarterly installments as follows:

                -----------------------------------
                25% of bonus             October 31
                -----------------------------------
                25% of bonus             January 31
                -----------------------------------
                25% of bonus             April 30
                -----------------------------------
                25% of bonus             July 31
                -----------------------------------

           Example: The following example illustrates the application of the above bonus structure assuming annual revenue, less tooling and testing, of $50 million:

        Bonus Base         Bonus                              Bonus
          Amount        Percentage       Calculation          Amount
    -----------------   ----------    ------------------      -------
    $0 - $20 million          0%      0% X $20 million             $0
    $20 - $30 million       0.2%      0.2% X $10 million      $20,000
    $30 - $40 million       0.1%      0.1$ X $10 million      $10,000
    $40 - $50 million       0.05%     0.05%X$10 million        $5,000
                                                              -------
                                      TOTAL BONUS             $35,000


      3. Section 5 of the Base Agreement is amended to provide a new sentence at the end as follows: "During the term of this Agreement, Employee shall receive an automobile allowance of Four Hundred Fifty and No/100
 Dollars ($450.00) per month for any month in which he does not retain control of a Company provided vehicle."

      4. Section 7.B.2.(c) of the Base Agreement shall be amended to delete the second paragraph thereof and replace such second paragraph in its entirety with the following:

           If, contemporaneously with any such change in control, or during a two year period subsequent to a change in control, Employee is terminated without cause, or Employee terminates for Good Reason, the Company shall (i) pay Employee regular pay through the date of termination, including pro-rated bonus for partial year; (ii) pay Employee a lump sum payment equal to
 (A) 35 months of Employee's then current annualized salary, plus (B) the aggregate annual bonus compensation paid for preceding 2.9 full years or 2.9 times the target bonus for the year of termination, whichever is greater;
 (iii) vest all outstanding stock options; and (iv) provide continued participation in medical, dental, life and disability insurance benefits at same premium cost in effect for active employees for 2.9 years.

 5. Section 17 of the Base Agreement shall be amended to replace the notice party for the Company with the following: Brad Jacoby, President, 901 Hensley Lane, Wylie, Texas 75098

 6. Other than as modified herein, all the terms and provisions of the Base Agreement shall remain in full and effect.


      EXECUTED as of the date first set forth above.

 COMPANY:                                EMPLOYEE:

 Integrated Performance Systems, Inc.    Brad Peters


 By:_____________________________        ______________________________
       Brad Jacoby, President                 Brad Peters, individually